Exhibit 99.2

Contact:	Gayle Kantro
Phone:	+1 312 228 2795
Email:	gayle.kantro@am.jll.com

Jones Lang LaSalle Increases and Extends Credit Facility to Bolster Business Flexibility

Credit facility capacity increased to $1.1 billion; maturity extended to 2015

CHICAGO, September 28, 2010 – Jones Lang LaSalle Incorporated (NYSE:JLL) announced today that it has renewed and extended its bank credit facility (the “facility”) to further strengthen the firm’s operating flexibility. The borrowing capacity under the new facility has increased to $1.1 billion from $840 million, consisting of $900 million of revolving credit and a $200 million term loan. As of June 30, 2010, the firm had $648 million in total net debt, including bank debt and deferred acquisition obligations. The maturity has been extended to September 2015 from June 2012.

Pricing will range from LIBOR + 1.50% to LIBOR + 3.00% with initial pricing set at LIBOR + 2.25%. With a LIBOR rate of approximately 0.25%, the initial all-in pricing will be 2.50%. Certain other terms and conditions of the facility were amended to provide additional operating flexibility for the firm.

“We are pleased to complete this new credit facility with the support of our relationship bank group,” said Lauralee Martin, Chief Operating and Financial Officer of Jones Lang LaSalle. “The increased capacity provides strength and liquidity to meet current commitments and capitalize on new opportunities, and the maturity extension to 2015 is well past the due date of all deferred acquisition payments.”

BMO Capital Markets and Bank of America Merrill Lynch were co-lead arrangers on the transaction.

About Jones Lang LaSalle

Jones Lang LaSalle (NYSE:JLL) is a financial and professional services firm specializing in real estate. The firm offers integrated services delivered by expert teams worldwide to clients seeking increased value by owning, occupying or investing in real estate. With 2009 global revenue of $2.5 billion, Jones Lang LaSalle serves clients in 60 countries from 750 locations worldwide, including 180 corporate offices. The firm is an industry leader in property and corporate facility management services, with a portfolio of approximately 1.6 billion square feet worldwide. LaSalle Investment Management, the company’s investment management business, is one of the world’s largest and most diverse in real estate with approximately $38 billion of assets under management. For further information, please visit our website, www.joneslanglasalle.com.

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